Exhibit 10.1

THIRD AMENDMENT TO OFFICE LEASE
This THIRD AMENDMENT TO OFFICE LEASE (this "Third Amendment") is made and entered into as of May 17, 2024, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited partnership ("Landlord"), and PULMONX CORPORATION, a Delaware corporation ("Tenant").
R E C I T A L S :
A.    Landlord and Tenant (as the successor-in-interest to Pulmonx, Inc., a California corporation) entered into that certain Office Lease dated September 4, 2009 (the "Original Lease"), as amended by that certain First Amendment to Office Lease dated September 30, 2014 (the "First Amendment") and that certain Second Amendment to Office Lease dated November 7, 2019 (the “Second Amendment”, and together with the Original Lease and the First Amendment, the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord 24,591 rentable square feet of space (the "Existing Premises") consisting of all of the rentable area of the building (the "700 Building") located at 700 Chesapeake Drive, Redwood City, California 94063.
B.    Landlord and Tenant desire (i) to extend the Lease Term of the Lease, (ii) to expand the Existing Premises to include that certain space (the "Expansion Premises") consisting of approximately 25,254 rentable square feet in the building (the “200 Building”) located at 200 Chesapeake Drive, Redwood City, California 94063, as delineated on Exhibit A attached hereto and made a part hereof, and (iii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Third Amendment.
2.Modification of Premises; Existing Sublease.
2.1.Expansion of Premises. Effective as of June 1, 2028 (the "Expansion Commencement Date"), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the

Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 49,845 rentable square feet. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the "Premises". Effective as of the Expansion Commencement Date, all references in the Lease, as amended, to the Building shall mean (i) the 700 Building when the context applies to the 700 Building or any portion of the Premises (i.e., the Existing Premises) located in the 700 Building, (ii) the 200 Building when the context applies to the 200 Building or any portion of the Premises (i.e., the Expansion Premises) located in the 200 Building, and (iii) both the 700 Building and the 200 Building when the context applies to both of such buildings.
2.2.Tenant’s Occupancy of Expansion Premises; Existing Sublease. Landlord and Tenant hereby acknowledge and agree that as of the date hereof Tenant is currently in occupancy of the Expansion Premises pursuant to the terms of that certain Sublease dated April 8, 2020, as amended by that certain First Amendment to Sublease dated September 10, 2020 and that certain Second Amendment to Sublease dated April 18, 2023, by and between Tenant, as subtenant thereunder, and Genomic Health, Inc., a Delaware corporation (“Genomic”) as sublandlord thereunder (collectively, the “Sublease”). The Sublease has been made subject to that certain Lease dated December 27, 2019 between Landlord, as landlord, and Genomic, as tenant (as amended, the “Genomic Lease”). Tenant and Genomic have further amended the Sublease to provide for an extension of the lease term of the Sublease to an expiration date of May 31, 2028, and in connection therewith Landlord, Tenant and Genomic shall enter into a consent to such amendment of the Sublease concurrently with this Third Amendment and accordingly the Sublease and Genomic Lease shall each be scheduled to expire on May 31, 2028. Accordingly Tenant hereby acknowledges that Landlord shall have no obligation to physically deliver the Expansion Premises to Tenant (since Tenant will already be in possession of the Expansion Premises pursuant to the Sublease), and effective as of the Expansion Commencement Date the terms of the Lease (as amended hereby) shall control (and the terms of the Sublease and Genomic Lease shall no longer apply to Tenant’s occupancy of the Expansion Premises).
3.Lease Term; Option Term.
3.1.Third Extended Term; Expansion Term. Landlord and Tenant acknowledge that the Lease Term with respect to the Existing Premises is scheduled to expire on July 31, 2025, pursuant to the terms of the Lease. Notwithstanding anything to the contrary in the Lease, the Lease Term of Tenant’s lease of the Existing Premises is hereby extended (to be coterminous with the Lease Term for the Expansion Premises) for a period of ten (10) years, from August 1, 2025, through July 31, 2035 (the “Third Extended Term”), on the terms and conditions set forth in the Lease, as hereby amended by this Third Amendment, unless sooner terminated as provided in the Lease, as hereby amended. The Lease Term with respect to the Expansion Premises shall commence on the Expansion Commencement Date and shall expire coterminously with the Third Extended Term for the Existing Premises on July 31, 2035 (such period with respect to the Expansion Premises to be referred to herein as the “Expansion Term”).

3.2.Option to Extend Lease Term. Landlord and Tenant acknowledge and agree that notwithstanding the extension of the Lease Term set forth in this Third Amendment, Tenant shall continue to have the right to extend the Lease Term in accordance with, and pursuant to the terms of, Section 2.2 of the Original Lease; provided, however, effective as of the date of this Third Amendment Tenant shall have two (2) options to extend the Lease Term (or two (2) Options Terms, rather than just one (1) as currently set forth in the Lease), and such right shall be a right to extend the Lease Term for the entire Premises only (and all references in the Lease to Premises shall mean the Existing Premises and the Expansion Premises collectively). Tenant hereby agrees that in connection with the foregoing, in no event shall Tenant have the right to extend the Lease Term by the second Option Term unless Tenant exercises the first Option Term.
4.Base Rent.
4.1.Existing Premises. Prior to the Third Extended Term, Tenant shall continue to pay monthly installments of Base Rent for the Existing Premises in accordance with the terms of the Lease. During the Third Extended Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Existing Premises as follows, and otherwise shall pay Base Rent in accordance with the terms of the Lease:

Period During Third Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
August 1, 2025 – July 31, 2026	$1,357,423.20	$113,118.60	$4.60
August 1, 2026 – July 31, 2027	$1,404,933.01	$117,077.75	$4.76
August 1, 2027 – July 31, 2028	$1,454,105.67	$121,175.47	$4.93
August 1, 2028 – July 31, 2029	$1,504,999.37	$125,416.61	$5.10
August 1, 2029 – July 31, 2030	$1,557,674.34	$129,806.20	$5.28
August 1, 2030 – July 31, 2031	$1,612,192.95	$134,349.41	$5.46
August 1, 2031 – July 31, 2032	$1,668,619.70	$139,051.64	$5.65
August 1, 2032 – July 31, 2033	$1,727,021.39	$143,918.45	$5.85
August 1, 2033 – July 31, 2034	$1,787,467.14	$148,955.59	$6.06
August 1, 2034 – July 31, 2035	$1,850,028.49	$154,169.04	$6.27
4.2.Existing Premises Abated Base Rent. Provided that Tenant is not then in default of the Lease (as hereby amended), then during the four (4) month period commencing on August 1, 2025 and ending on November 30, 2025 (the “Existing Premises Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Existing Premises during such Existing Premises Base Rent Abatement Period (the “Existing Premises Base Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Existing Premises Base Rent Abatement equals $452,474.40 (i.e., $113,118.60 per month). Tenant acknowledges and agrees that the foregoing Existing Premises Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Third Amendment, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under the Lease (as hereby amended). Landlord’s agreement to provide the

Existing Premises Base Rent Abatement shall be deemed conditioned upon Tenant's full and faithful performance of all of the terms and conditions of the Lease, as amended. Accordingly, Landlord shall have the right, in its sole and absolute discretion, to cause the dollar amount of the unapplied portion of any such Existing Premises Base Rent Abatement as of the event of default or termination, as the case may be, to be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term, in which event Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full (without regard to the Existing Premises Base Rent Abatement). The acceptance by Landlord of Rent or the cure of any event of default shall not be deemed a waiver by Landlord of its rights under this Section 4.2.
4.3.Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows, and otherwise shall pay Base Rent in accordance with the terms of the Lease:

Period During Expansion Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
June 1, 2028 – May 31, 2029	$1,287,954.00	$107,329.50	$4.25
June 1, 2029 – May 31, 2030	$1,333,032.39	$111,086.03	$4.40
June 1, 2030 – May 31, 2031	$1,379,688.52	$114,974.04	$4.55
June 1, 2031 – May 31, 2032	$1,427,977.62	$118,998.14	$4.71
June 1, 2032 – May 31, 2033	$1,477,956.84	$123,163.07	$4.88
June 1, 2033 – May 31, 2034	$1,529,685.33	$127,473.78	$5.05
June 1, 2034 – May 31, 2035	$1,583,224.31	$131,935.36	$5.22
June 1, 2035 – July 31, 2035	N/A	$136,553.10	$5.41
On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

5.Tenant's Share of Direct Expenses.
5.1.Existing Premises. Prior to and during the Third Extended Term, Tenant shall continue to pay Tenant's Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease (as amended pursuant to the terms of Section 5.3 below).
5.2.Expansion Premises. Commencing on the Expansion Commencement Date, Tenant shall pay Tenant's Share of Direct Expenses in connection with the Expansion Premises in accordance with the terms of the Lease (as amended pursuant to the terms of Section 5.3 below), provided that with respect to the calculation of Tenant's Share of Direct Expenses in connection with the Expansion Premises, Tenant's Share shall equal 100% of the 200 Building.
5.3.Allocation of Direct Expenses. Effective as of the date of this Third Amendment, Section 4.7 of the Original Lease is hereby deleted in its entirety and replaced with the following:
“4.7    Allocation of Direct Expenses. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the Building and the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consist of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to other buildings in the Project). Such portion of Direct Expenses allocated to the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole, and shall not include Direct Expenses attributable solely to other buildings in the Project. Notwithstanding the foregoing, costs and expenses relating to the Common Areas (including any amenity space) in any Expense Year shall be allocated to the Building based on the rentable square footage of the Building as a share of the total rentable square footage for the Project. Accordingly, if the total rentable square footage of the Project is increased, then the allocation of the Common Areas (including any amenity space) to the Direct Expenses for the Building shall be appropriately reduced.”
6.Condition of the Premises; Tenant Improvements and Ramp Work; Landlord Warranty.
6.1.Condition of Expansion Premises. Except as set forth in the Tenant Work Letter attached to this Third Amendment as Exhibit B with respect to the Tenant Improvements (as defined therein), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, "as-is" condition. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Premises, or the 200 Building or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business in the Expansion Premises.
6.2.Landlord Warranty for Expansion Premises. Notwithstanding the foregoing or anything in the Lease to the contrary, Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an Operating Expense), repair or replace any failed or inoperable portion of the building systems serving the Expansion Premises only and shall keep the same in good working order during the first (1st) year following the Expansion Commencement Date ("Expansion Premises Warranty Period"), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, "Tenant Damage"), or by any modifications, Alterations or improvements constructed by or on behalf of Tenant. Landlord shall coordinate such work with Tenant and shall utilize commercially reasonable efforts to perform the same in a manner designed to minimize interference with Tenant's use of the Premises. To the extent repairs which Landlord is required to make pursuant to this Section 6.2 are necessitated in part by Tenant Damage, then to the extent the same are not covered by Landlord’s insurance, Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair.
6.3.Condition of Existing Premises and No Representation. Except as set forth in the Tenant Work Letter attached to this Third Amendment as Exhibit B with respect to the Tenant Improvements, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises and Tenant shall continue to accept the Existing Premises in its presently existing "as-is" condition, and Landlord shall not be obligated to provide or pay for any improvement work related to the improvement of the Existing Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Existing Premises or the 700 Building or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business in the Existing Premises.
6.4.Landlord Warranty for Existing Premises. Notwithstanding the foregoing or anything in the Lease to the contrary, Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an Operating Expense), repair or replace any failed or inoperable portion of the building systems serving the Existing Premises only and shall keep the same in good working order during the first (1st) year of the Third Extended Term ("Existing Premises Warranty Period"), provided that the need to repair or replace was not caused by Tenant Damage, or by any modifications, Alterations or improvements constructed by or on behalf of Tenant. Landlord shall coordinate such work with Tenant and shall utilize commercially reasonable efforts to perform the same in a manner designed to minimize interference with Tenant's use of the Premises. To the extent repairs which Landlord is required to make pursuant to this Section 6.4 are necessitated in part by Tenant Damage, then to the extent the same are not covered by Landlord’s insurance, Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair.

7.Judicial Reference. Notwithstanding any provision to the contrary contained in the Lease, the parties hereby waive, to the fullest extent permitted by Applicable Law, the right to trial by jury in any litigation arising out of or relating to the Lease. If the jury waiver provisions of the Lease are not enforceable under California law, then the following provisions shall apply. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of the Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with the Lease, Tenant's use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the "Referee Sections"). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with the lease. The venue of the proceedings shall be in the county in which the Premises are located. Within ten (10) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 7, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the referee sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the referee sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from JAMS, the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the referee sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys' fees and costs in accordance with the lease. The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of the Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 7. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the Superior Court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 7 shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.
8.Damage and Destruction. As of the date of this Third Amendment, all references in Section 11.2 of the Original Lease to “Building” are hereby revised to state "the 700 Building, or the 200 Building, as applicable." Further, in addition to Landlord’s rights under Section 11.2 of the Lease to terminate the Lease, as amended, in the event that the conditions specified in such Section 11.2 are satisfied, Landlord shall also have the right to elect to terminate Tenant’s lease of the portion of the Premises in only one of the 700 Building, or the 200 Building, and in such event Tenant’s lease of the portion of the Premises in the non-terminated Building shall remain in full force and effect.
9.Lease Bifurcation.  Landlord and Tenant hereby acknowledge that Landlord may, in its reasonable discretion (e.g., in connection with the financing, refinancing, or sale of any or all of the Project), require that separate leases exist with regard to each of the 700 Building, and the 200 Building.  If Landlord so reasonably requires, the parties agree to bifurcate the Lease, as amended, into separate leases at Landlord’s sole cost and expense; provided, however, such resulting, bifurcated leases shall, on a collective basis, (i) be on the same terms as set forth in the Lease, as amended hereby (provided that in no event shall certain rights of Tenant which are reasonably assignable to only one of such leases be duplicated in the other of such leases), and (ii) be in form and substance reasonably approved by Tenant.  Such bifurcated, replacement leases shall, if so required by Landlord and to the extent the same otherwise satisfy the requirements of this Section 9, be executed by Landlord and Tenant within thirty (30) days following Landlord's written election and delivery of the same to Tenant.
10.No Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this First Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease, that Tenant knows of no breaches or defaults under the Lease by Landlord or Tenant and that Tenant knows of no events or circumstances which, given the passage of time or notice, would constitute a default under the Lease by either Landlord or

Tenant. In addition any other events of default specified elsewhere in the Lease, the occurrence of the following shall constitute a default of this Lease by Tenant: to the extent permitted by Applicable Laws, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days.
11.Sustainability. Upon Landlord’s request, Tenant shall provide Landlord information related to Tenant’s utility usage. Any fees or fines Landlord incurs resulting from a failure by Tenant to share information related to utility usage data with Landlord shall be paid by Tenant.
12.Tenant’s Emergency Generator. Subject to the receipt of all necessary approvals from the applicable governmental authority and Landlord's approval, Tenant shall have the right to install a back-up generator to provide back-up generator services to the Expansion Premises either in the Premises, or outside the Premises in the location reasonably designated by Landlord (subject to the same being approved by the city and subject to Landlord having such a space to accommodate such generator) (the "Tenant Generator"). Tenant acknowledges that Landlord has not made any representation regarding the receipt of approvals for the Tenant Generator, whether adequate space is available for such Tenant Generator and if Tenant is unable for any reason to receive such approvals or Landlord is able to provide the necessary space, Landlord shall not be liable for any damages resulting therefrom. In the event such Tenant Generator is installed, then during the Lease Term, Tenant shall maintain such Tenant Generator at Tenant's sole cost and expense. Notwithstanding the foregoing, Landlord shall not be liable for any damages whatsoever resulting from any failure in operation of the Tenant Generator, or the failure of the Tenant Generator to provide suitable or adequate back-up power to the Expansion Premises, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Expansion Premises and any and all income derived or derivable therefrom; provided, however, that Landlord shall use commercially reasonable efforts to assist Tenant in securing the receipt of all required approvals and/or permits from the applicable governmental authority to install the Tenant Generator as contemplated by this Section 12 on behalf of Tenant, which shall be at Landlord’s cost as part of the construction of the Tenant Improvements. Tenant's obligations with respect to the Premises, including the insurance and indemnification obligations contained in Article 10 of the Original Lease, shall apply to Tenant's use of the Tenant Generator and Tenant shall carry industry standard Boiler and machinery insurance covering the Tenant Generator. Tenant shall maintain all required permits in connection with the Tenant Generator throughout the Lease Term, and pay all fees and costs associated therewith (following those paid by Landlord in connection with the initial procurement of such permits). If installed, at Landlord's election prior to the expiration or earlier termination of this Lease, Tenant shall either (A) leave the Tenant Generator in place, in which event Tenant shall surrender the Generator (and shall transfer to Landlord all permits maintained by Tenant in connection with the Generator during the Lease Term) concurrent with the surrender of the Premises to Landlord as required hereunder in good operating and working order, with all permits current, or (B) remove the Tenant Generator prior to the expiration or earlier termination of this Lease, and repair all damage to the Building and Premises resulting from such removal, at Tenant's sole cost and expense. In the event that Landlord fails to expressly elect to have the Tenant Generator left in place upon the expiration or earlier termination of this Lease, then Landlord shall be deemed to have elected to have Tenant remove such Tenant Generator.
13.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than CBRE, Inc. and Jones Lang LaSalle (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers. The terms of this Section 13 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
14.Parking. Effective as of the Expansion Commencement Date and continuing throughout the Expansion Term, the parking ratio set forth in Section 9 of the Summary of the Original Lease shall apply to the entire Premises (i.e., the Existing Premises and the Expansion Premises).
15.Security Deposit; Letter of Credit.
15.1.Current Security Deposit and Letter of Credit. Landlord and Tenant acknowledge that, in accordance with the Lease, in connection with the Existing Premises, Landlord currently holds total security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease in the amount of $287,831.12, which is comprised of a cash security deposit in the amount of $57,297.03 (the "Current Security Deposit"), and a letter of credit in the amount of $230,534.09 (the “Current L-C”).
15.2.Increase in Current L-C Amount for Existing Premises. Notwithstanding anything in the Lease to the contrary, in connection with the Existing Premises, the total security required under the Lease shall be increased to $308,338.08, which shall be comprised of the Current Security Deposit and the “Amended L-C” (as defined below)

(following an increase of $20,506.96 to the Current L-C pursuant to the terms hereof). Accordingly, concurrently with Tenant’s execution of this Third Amendment, Tenant shall deliver to Landlord an amendment to the Current L-C (in form and content reasonably acceptable to Landlord) in order that the Current L-C, as amended, is increased by $20,506.96 to an aggregate total of $251,041.05 (the “Amended L-C”).
15.3.Increase in L-C Amount for Expansion Premises. In connection with Tenant’s lease of the Expansion Premises, effective as of June 1, 2028, the total security required for the Premises under the Lease, as hereby amended, shall increase by $273,106.20 to equal an aggregate of $581,444.28. In connection with the foregoing, on or before June 1, 2028, Tenant shall be required to deliver to Landlord an amendment to the Amended L-C (in form and content reasonably acceptable to Landlord) in order that the Amended L-C, as amended, is increased by $273,106.20 to an aggregate total of $524,147.25, and Landlord shall continue to hold the Current Security Deposit.
16.Statutory Disclosure and Related Terms. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Existing Premises, 700 Building, Expansion Premises and 200 Building have not undergone inspection by a Certified Access Specialist (CASp).
17.No Further Modification; Conflict. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Lease and this Third Amendment, the terms of this Third Amendment shall prevail.
18.Counterparts. This Third Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Further, the parties agree that this Third Amendment may be signed and/or transmitted by electronic mail of a .PDF document or electronic signature (e.g., DocuSign or similar electronic signature technology) and thereafter maintained in electronic form, and that such electronic record shall be valid and effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that the electronic signatures appearing on this Third Amendment shall be treated, for purpose of validity, enforceability and admissibility, the same as hand-written signatures.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

LANDLORD: HCP LS REDWOOD CITY, LLC, a Delaware limited liability company By: /s/ Scott R. Bohn Name: Scott R. Bohn Its: Chief Development Officer	TENANT: PULMONX CORPORATION, a Delaware corporation By: /s/ Steve Williamson Name: Steve Williamson Its: President & CEO

EXHIBIT A
OUTLINE OF EXPANSION PREMISES

EXHIBIT B
TENANT WORK LETTER
This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the improvements in the Premises (i.e., the Existing Premises and the Expansion Premises). This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises.
SECTION 1

TENANT IMPROVEMENTS
Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the "Tenant Improvements" (as that term is defined below) in the Premises. The quality of the Tenant Improvements shall be materially consistent with the quality of such Building standards, provided that Landlord may, at Landlord’s option, require the Tenant Improvements to comply with certain Building standards. Landlord may make changes to said specifications for Building standards from time to time.
Using Building standard materials, components and finishes, Landlord shall cause the installation and/or construction of those certain items identified on the "Approved Space Plan," defined below (the "Tenant Improvements") in accordance with the construction schedule set forth on Schedule 2 (the “Milestone Schedule”). The term "Approved Space Plan" shall mean that certain space plan prepared by CAC Architects, dated as of 2/16//2024 and approved by Landlord and Tenant, which Approved Space Plan is attached hereto as Schedule 1. Immediately upon the full execution and delivery of this Third Amendment, Tenant shall cooperate in good faith with Landlord’s architects and engineers to supply the necessary information, if any, required to allow the Landlord’s architects and engineers to complete any additional architectural and engineering drawings for the Premises in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits and in a manner consistent with, and which are a logical extension of, the Approved Space Plan (the "Approved Working Drawings"). Tenant shall make no changes, additions or modifications to the Tenant Improvements or the Approved Space Plan or require the installation of any "Non-Conforming Tenant Improvements," as defined in Section 2, below without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion. Landlord herby agrees that Tenant shall not be required to remove any Tenant Improvements constructed in the Premises which are consistent with the Tenant Improvements shown on the Approved Space Plan, provided that Landlord hereby reserves the right to require removal of any changes to the Approved Space Plan or any Non-Confirming Tenant Improvements. Notwithstanding the foregoing or any contrary provision of the Lease, all Tenant Improvements shall be deemed Landlord's property under the terms of the Lease, including, without limitation glasswashes, lab benches and autoclaves installed as part of the Tenant Improvements. Notwithstanding any provision to the contrary set forth in the Lease (as hereby amended) or this Tenant Work Letter,

Tenant shall be solely responsible, at Tenant's sole cost and expense, for acquisition and installation of all data and telephone cabling, furniture, fixtures and equipment for the Premises.
SECTION 2

OTHER TENANT IMPROVEMENTS
Notwithstanding anything to the contrary contained herein, Tenant shall be responsible for the cost of any items not identified on the Approved Space Plan or a logical extension of, and consistent with, the Approved Space Plan and/or any items requiring other than Building standard materials, components or finishes (collectively, the "Non-Conforming Tenant Improvements"). In connection therewith, any costs which arise in connection with any such Non-Conforming Tenant Improvements shall be paid by Tenant to Landlord in cash, in advance, upon Landlord's request, or in the event of any changes to the Tenant Improvements that are approved by Landlord, prior to the implementation of any such changes.
SECTION 3

CONTRACTOR'S WARRANTIES AND GUARANTIES
Landlord hereby non-exclusively assigns to Tenant all warranties and guaranties by the contractor who constructs the Tenant Improvements (the "Contractor") relating to the Tenant Improvements (provided that Landlord reserves all rights in connection with such warranties and guaranties by the Contractor), and Tenant hereby waives all claims against Landlord relating to or arising out of the design and construction of the Tenant Improvements and/or Non-Conforming Tenant Improvements.
SECTION 4

TENANT'S AGENTS
Tenant hereby protects, defends, indemnifies and holds Landlord harmless for any loss, claims, damages or delays arising from the actions of Tenant's space planner/architect and/or any separate contractors, subcontractors or consultants on the Premises or in the Building.
SECTION 5

PUNCH LIST
Tenant shall submit to Landlord a list of minor unfinished work (the “Punch List”) on or before the date that is five (5) business days following the date of substantial completion of the Premises. If Tenant fails to timely deliver the Punch List to Landlord, then Tenant shall have waived its right to deliver the Punch List and the Premises shall be deemed to be complete with Landlord having no further obligations with respect to the Premises. After approval by Landlord of the Punch List, the items of work set forth therein will be diligently completed by Landlord. Landlord may enter the Premises to complete the approved Punch List. Entry by Landlord, its agents, servants and employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under the Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business or otherwise.
SECTION 6

MISCELLANEOUS
6.1    Tenant's Representative. Tenant has designated Steve Wallace as its sole representative with respect to the matters set forth in this Tenant Work Letter (whose e-mail address for the purposes of this Tenant Work Letter is swallace@pulmonx.com), who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
6.2    Landlord's Representative. Landlord has designated Bernie Baker at Project Management Advisors as "Project Manager" (whose e-mail address for the purposes of this Tenant Work Letter is bernieb@pmainc.com), who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
6.3    Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the master labor agreements existing between trade unions and the Northern California Chapter of the Associated General Contractors of America.
6.4    Labor Harmony. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, subcontractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project, Building or the Common Areas and/or that otherwise results in picketing or other labor disturbances at the Project and/or on property adjacent thereto. Without limitation of the foregoing, Tenant hereby acknowledges and agrees that Landlord shall have the right to require Tenant retain union labor in connection with the construction of any Tenant Improvements.
6.5    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item (including as set forth on the Milestone Schedule), if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence. Tenant shall comply with the Milestone Schedule.
6.6    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease (as amended hereby) or this Tenant Work Letter, if any Event of Default by Tenant under the Lease (as amended hereby) or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund in advance the costs for any Non-Conforming Tenant Improvements) occurs, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease (as amended hereby), Landlord shall have the right to cause the cessation of construction of the Tenant Improvements and any other work required to be performed by Landlord pursuant to this Tenant Work Letter (in which case, Tenant shall be responsible for any delay and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease (as amended hereby) and this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.
6.7    Cooperation by Tenant; No Construction Eviction. Tenant acknowledges that the timing of the substantial completion of the Premises is of the utmost importance to Landlord. Accordingly, Tenant hereby agrees to fully and diligently cooperate with all reasonable requests by Landlord in connection with or related to the design and construction of the Tenant Improvements, and in connection therewith, shall respond to Landlord’s reasonable requests related to the Tenant Improvements (including, without limitation, with respect to meetings, information and/or approvals), except as specifically set forth herein to the contrary, within two (2) business days following request by Landlord. Since Tenant is currently occupying the Premises, Landlord agrees that it shall use commercially reasonable efforts to perform the Tenant Improvements in a manner so as to minimize interference with Tenant's use of the Premises. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Premises during the performance of the Tenant Improvements, Landlord shall be permitted to construct the Tenant Improvements during normal business hours, and Tenant shall provide a clear working area for such work, if necessary (including, but not limited to, the moving of furniture, fixtures and Tenant’s property away from the area in which Landlord is constructing the Tenant Improvements). Tenant hereby agrees that the construction of the Tenant Improvements shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Tenant Improvements, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Tenant Improvements or Landlord’s actions in connection with the Tenant Improvements, or for any inconvenience or annoyance occasioned by the Tenant Improvements or Landlord's actions in connection with the Tenant Improvements.

SCHEDULE 1 TO EXHIBIT B
APPROVED SPACE PLAN

Path of Travel on Roadway

CAC
ARCHITECTS
pulmonx
PROPOSED SITE PLAN
A001

200 Chesapeake Building¶

CAC ARCHITECTS
pulmonX
LEGEND
PROPOSED FLOOR PLAN - 200 CHESAPEAKE
A102

700 Chesapeake Building

CAC ARCHITECTS
pulmonX
LEGEND
PROPOSED FLOOR PLAN - 700 CHESAPEAKE
A101

PULMONX LANDLORD WORK SCOPE LIST
SEAPORT CENTRE
700 CHESAPEAKE, REDWOOD CITY
(and in some instances, 200/250 CHESAPEAKE, REDWOOD CITY)

This document, taken in its entirety, clarifies the scope defined in the “Site Plan” and “Floor Plan” (the “Plan”) produced by CAC and dated 2/16/24 included here as Exhibit B: Final Site & Space Plan. For any conflict and ambiguity between this document and the Plan, this document shall govern. Unless stated otherwise all improvements listed below pertain to the 700 Chesapeake building.

1.Furnish and install like-for-like rooftop mechanical HVAC units, as-needed on both 700 and 200/250 Chesapeake buildings as outlined in Schedule 3 to Exhibit B. Units with less than 3 years of useful life remaining shall be replaced by Landlord and, together with all other existing units, shall be under Landlord warranty for 1 year following the execution of the Lease Amendment.
2.Furnish and install one (1) 300kW generator with generator pad, CMU enclosure, steel enclosure gates, painting and landscape repairs (including exterior and interior electrical work and installation of an automatic transfer switch). Furnish and install pedestrian ramp to access generator.
3.Furnish and install new loading/delivery ramp at 700 Chesapeake, as noted on Plan. Trees to remain as-is.

4.Furnish and install new accessible path of travel on the roadway located to the southeast corner of the 700 Chesapeake building . Includes striping, truncated domes, and perpendicular curb ramps, as noted on Plan.

5.Demolish existing interior Offices 151, 152, 153, Room 105, Cold Storage 149 on plan-southeast in 700 Chesapeake Drive to accommodate for additional storage flexibility. Furnish and install polished concrete flooring to match existing as-needed.

6.Furnish and install upgraded restroom cores at both 700 and 200 Chesapeake per Accessibility Code as required. Furnish and install new restroom fixtures with infrared flush valves to meet flush rate requirement, new wall-hung vanity with mid-grade solid surface countertops, undercounter mounted sinks with standard faucets, stainless steel restroom accessories and powder coated restroom partitions, and floor and tile replacement. Furnish and install 6” recessed LED can light and linear LED cove light fixtures in the restrooms and 6” recessed LED can light fixtures in the shower rooms. Provide one coat of primer followed by two coats of latex paint at all walls in restrooms. Reverse swing of the restroom door at 700 Chesapeake to swing into restroom, as noted on Plan. Provide hot water at showers in 700 & 200/250 Chesapeake.
7.Replace all existing exterior hollow metal doors at 700 & 200 Chesapeake with new hollow metal door leaf.

8.Furnish and install one (1) manual steel roll-up door at 200 Chesapeake, as noted on Plan.

9.Furnish and install 2'x4’ ceiling tiles to match existing as-needed throughout 700 Chesapeake. Includes grid repair where needed.

10.Furnish and install mid-grade carpet tiles throughout all open and private offices, board rooms, and conference rooms 700 Chesapeake. Furnish and install polished concrete at demoed offices in 700 Chesapeake, as noted on Plan.

11.Furnish and install latex paint at walls in open office, private offices, and restrooms. Paint-grade doors to be prepped and repainted. Include conference rooms, document control room, lobby, and all hallways.

12.Furnish and install Ledalite 2x2 and 2x4 recessed LED light fixtures throughout 700 Chesapeake, as noted on Plan. Replace fluorescent light fixtures in the lobby and labs. Includes Title 24 compliant light controls and emergency egress lighting.

13.Furnish and install OpenPath security system across 700 and 200/250 Chesapeake with like-for-like replacement of existing card reader locations to OpenPath. Landlord will help coordinate installation of additional Tenant Furnished Contractor Installed security devices which shall include (i) 4 video doorbells, (ii) approximately 15 video cameras throughout 700 & 200 Chesapeake buildings.

General Exclusions:
1.Furniture in Oﬃces (Private or Open), Conferences, Huddle Rooms, Phone Rooms, Collaboration Rooms, Break Rooms or other areas
2.Shower room updates (unless noted above)
3.Specialty lighting, wall treatments or coverings, IDEA paint, baffles, white boards, and acoustical materials/enhancement (unless noted above)
4.New blinds or shades, new lighting ﬁxtures (unless otherwise noted in Plan)
5.Touchless faucets in break room/area, restrooms, lab area, etc. or sink pedals in the lab area
6.Low voltage, data and/or IT cabling or racking including split system for IT Room (if required)
7.AV equipment or infrastructure
8.Moveable gowning racks, metro racks, mobile storage, etc.
9.Corner guards or wall guards
10.Biosafety cabinets (BSC) & incubators
11.Humidity control or dedicated AHU/EF units in vivarium
12.HEPA filters
13.Downdraft tables
14.DI system or Milli-Q including equipment or piping
15.N2, HE, CO2 tanks, tanks, cannisters, etc.
16.Free-standing lab equipment (tables, glass cabinets, ice machines, freezers, chemical, flammable or waste storage containers, etc.)
17.Additional exhaust or mechanical unit for Hazardous Waste Room (if required)

SCHEDULE 2 TO EXHIBIT B
MILESTONE SCHEDULE

SCHEDULE 3 TO EXHIBIT B